Exhibit 99.1

Company Contact:	Investor Relations:
Kelly J. Gill	Charles Lynch
Chief Executive Officer	Westwicke Partners
615-771-7575	443-213-0504

Advocat Is Now Diversicare Healthcare Services

BRENTWOOD, TN, (March 18, 2013) – Diversicare Healthcare Services (NASDAQ: DVCR), a premier provider of long term care services primarily in the Southeast and Southwest, has changed its legal name, effective today, in alignment with the naming of its operating subsidiaries. Diversicare formerly operated as Advocat Inc. The name change is now effective and the Company is trading under its new symbol DVCR. The Company’s new website is now active at www.dvcr.com.

Diversicare provides long-term care services to patients in 48 skilled nursing centers containing 5,538 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit our website www.dvcr.com.

###